Exhibit 21.1

Subsidiaries of the Company

The following is a complete list of the direct and indirect subsidiaries of Arch Coal, Inc., a Delaware corporation, including their respective states of incorporation or organization, as of February 25, 2009:

Arch Reclamation Services, Inc. (Delaware)	100%
Arch Western Acquisition Corporation (Delaware)	100%
Arch Western Resources, LLC (Delaware)	99%
Arch of Wyoming, LLC (Delaware)	100%
Arch Western Finance LLC (Delaware)	100%
Arch Western Bituminous Group LLC (Delaware)	100%
Canyon Fuel Company, LLC (Delaware)	65%*
Mountain Coal Company, LLC (Delaware)	100%
Thunder Basin Coal Company, L.L.C. (Delaware)	100%
Triton Coal Company, LLC (Delaware)	100%
Ark Land Company (Delaware)	100%
Western Energy Resources, Inc. (Delaware)	100%
Ark Land LT, Inc. (Delaware)	100%
Ark Land WR, Inc. (Delaware)	100%
Ark Land KH, Inc. (Delaware)	100%
Allegheny Land Company (Delaware)	100%
Apogee Holdco, Inc. (Delaware)	100%
Arch Coal Sales Company, Inc. (Delaware)	100%
Arch Energy Resources, LLC (Delaware)	100%
Arch Coal Terminal, Inc. (Delaware)	100%
Arch Receivable Company, LLC (Delaware)	100%
Ashland Terminal, Inc. (Delaware)	100%
Canyon Fuel Company, LLC (Delaware)	35%*
Catenary Coal Holdings, Inc. (Delaware)	100%
Cumberland River Coal Company (Delaware)	100%
Lone Mountain Processing, Inc. (Delaware)	100%
Catenary Holdco, Inc. (Delaware)	100%
Coal-Mac, Inc. (Kentucky)	100%
Energy Development Co. (Iowa)	100%
Hobet Holdco, Inc. (Delaware)	100%
Mingo Logan Coal Company (Delaware)	100%
Mountain Gem Land, Inc. (West Virginia)	100%
Mountain Mining, Inc. (Delaware)	100%
Mountaineer Land Company (Delaware)	100%
P.C. Holding, Inc. (Delaware)	100%
Prairie Holdings, Inc. (Delaware)	100%
Prairie Coal Company, LLC (Delaware)	100%
Saddleback Hills Coal Company (Delaware)	100%

*	Canyon Fuel is listed in two places